Exhibit 99.1

NEWS RELEASE

	Contacts:	Susser Holdings Corporation
Mary Sullivan, Chief Financial Officer
(361) 693-3743, msullivan@susser.com

DRG&L
Ken Dennard, Managing Partner
FOR IMMEDIATE RELEASE		(713) 529-6600, ksdennard@drg-l.com
Anne Pearson, Senior Vice President
(210) 408-6321, apearson@drg-l.com
Susser Holdings Reports Strong Second Quarter 2012 Results

•	Same-store merchandise sales and average retail fuel gallons per store both increase by 8%

•	Retail net merchandise margin increases to 34.1%

•	Adjusted EBITDA(1) of $72.9 million, up 19.6%

•	11 new stores opened year-to-date through August 7th, 13 under construction
CORPUS CHRISTI, Texas, August 8, 2012 - Susser Holdings Corporation (NASDAQ: SUSS) today reported strong financial and operating results for the second quarter ended July 1, 2012.
Same-store merchandise sales increased by 8.0 percent, compared with growth of 5.8 percent in the prior-year period. Average retail gallons per store also increased 8.0 percent year-over-year, versus growth of 3.6 percent a year earlier.
Retail net merchandise margin was 34.1 percent, compared with 34.0 percent in the second quarter of 2011. Retail fuel margins before credit card expense averaged 32.4 cents per gallon, versus 31.2 cents a gallon a year earlier and an average of 21.6 cents per gallon for the previous five years' second quarter.
Adjusted EBITDA(1) was $72.9 million in the latest quarter, up 19.6 percent from a year ago. Consolidated gross profit was $179.8 million, an increase of 13.1 percent versus the second quarter of 2011. Net earnings increased by 26.0 percent from a year earlier to $29.8 million, or $1.40 per diluted share.
Total revenues for the second quarter increased 9.5 percent year-over-year to $1.5 billion. The increase was driven by a 6.8 percent increase in retail fuel revenues, a 13.3 percent increase in wholesale fuel revenues, and an 11.8 percent increase in merchandise sales. The higher fuel revenues were driven by increases both in retail and wholesale volumes sold.
“The 8 percent increase in both same-store sales and average gallons per store demonstrates our team's superior execution and the sustained growth we are seeing in the economy in the markets we serve,” said Sam L. Susser, President and Chief Executive Officer.
“On the fuel side, continued strong commercial activity - particularly in markets with strong oil and gas drilling activity - helped drive gallons sold in the second quarter. On the merchandise side, robust same-store growth reflects the continued jobs growth we are seeing in our markets in South and West Texas, as well as the

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positive customer response to our Stripes® stores and our delicious Laredo Taco Company® restaurant offerings,” Susser said.
“Adjusted EBITDA and net income benefited from strong retail fuel margins, robust merchandise sales growth and solid cost control inside our convenience stores.
“At the corporate level, the secondary stock offering in July by our largest shareholder, Wellspring Capital Management, was positive both for Wellspring and for Susser. At the $36 offering price, Wellspring made a very strong return on its original investment, and we expect the 5.8 million shares that are now added to our public float will improve the trading liquidity of our stock.
“Wellspring became our largest holder in 2005 when we recapitalized the Company and replaced three different private equity firms. They have been a great partner over the years," Susser said.
New Convenience Store/Wholesale Dealer Site Update
The Company opened six new large-format Stripes® convenience stores and closed one smaller store during the second quarter, for a total of 545 stores in operation as of July 1. Four additional stores have opened during the third quarter, bringing the number of new Stripes stores constructed year-to-date to 11. The Company has 13 additional retail stores under construction and plans to build a total of 26 to 29 stores in fiscal 2012. In fiscal 2013, the Company expects to build 28 to 35 new Stripes stores, and it is continuing to invest in its land bank for future development.
Susser Petroleum, the Company's wholesale fuel distribution subsidiary, added seven new wholesale dealer sites during the second quarter and discontinued seven for a total of 567 contracted branded dealer and consignment locations as of July 1.
Financing Update
Net debt at July 1 declined slightly to $322.1 million, based on total debt of $451.0 million less cash of $128.9 million. The Company's ratio of net debt to trailing 12-months Adjusted EBITDA(1) improved 13 basis points versus the first quarter, to 1.8 times. The Company had no outstanding borrowings under its revolving credit facility and $15.3 million in standby letters of credit, leaving borrowing capacity on the revolver at July 1 of $104.7 million.
The Company invested $43.0 million in new store construction, land purchases and other capital expenditures during the latest quarter.
Secondary Offering of Shares by Wellspring
In July 2012, an underwritten public secondary offering was conducted on behalf of affiliates of Wellspring
Capital Management of 5,000,000 shares of Susser common stock at a price of $36.00 per share. The offering closed July 23. The underwriters also exercised their full overallotment option and purchased an additional 750,000

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of Wellspring's shares in the Company on August 1 at the offering price. Susser did not receive any proceeds from the offering, and its total number of shares outstanding - which was 20,956,237 as of July 1, 2012 - remained unchanged as a result of the offering. Prior to this transaction, Wellspring had never sold any shares in Susser and now owns approximately 850,000 shares or 4.1% of the Company.
Proposed IPO of Master Limited Partnership for Susser's Wholesale Fuel Business
On June 22nd, a registration statement was filed with the SEC for an initial public offering (IPO) of a master limited partnership (MLP) that would operate substantially all of Susser Holdings' legacy wholesale fuel distribution business. The registration statement is publicly available on the SEC's website at www.sec.gov.
Susser Holdings would own the general partner of the new entity, Susser Petroleum Partners LP, as well as all of the MLP incentive distribution rights and a majority of its units representing limited partner interests. Concurrent with the closing of the IPO, Susser Holdings expects to receive a cash distribution from the MLP in an amount corresponding to net IPO offering proceeds (after discounts, fees and expenses). Susser Holdings in turn intends to use the proceeds of that distribution to build or acquire new convenience stores and to repay, repurchase or redeem outstanding debt. The amount to be raised in the IPO, including the amount and price of the units to be offered, has not yet been determined.
Second Quarter Financial and Operating Highlights
Merchandise - Merchandise sales totaled $253.1 million in the latest quarter, an increase of $26.7 million, or 11.8 percent year-over-year. Approximately $17.9 million of the increase came from stores that have been operating a year or longer, and the remainder from new stores that were opened during the last four quarters. Same-store merchandise sales increased 8 percent, compared with growth of 5.8 percent a year earlier. Beer, food service, packaged drinks, cigarettes and snacks drove most of this growth.
Net merchandise margin as a percentage of sales was 34.1 percent, versus 34.0 percent in the second quarter of 2011. Merchandise gross profit was $86.4 million, up 12.0 percent versus a year ago.
Retail Fuel - Retail fuel volumes increased 10.7 percent compared with a year ago to 215.3 million gallons. Average gallons sold per store per week increased 8.0 percent versus a year ago to approximately 30,800 gallons. Retail fuel revenues totaled $774.1 million, an increase of 6.8 percent versus the prior-year period, reflecting the increased gallons sold, partly offset by a 13 cent-per-gallon reduction in the average selling price of fuel.
Retail fuel gross margin averaged 32.4 cents per gallon, compared with 31.2 cents per gallon in the second quarter of last year. After deducting credit card expense, net fuel margin was 26.8 cents per gallon, versus a net 25.3 cents per gallon a year earlier. Retail fuel gross profit increased 15.0 percent versus a year ago to $69.8 million, reflecting significantly higher volumes and slightly higher margins.

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Wholesale Fuel - Wholesale fuel volumes sold to 567 independent, contracted dealers and other third-party customers increased 19.9 percent from a year ago to 153.6 million gallons. Wholesale fuel revenues increased 13.3 percent year-over-year to $466.7 million. The revenue increase is the result of the sizeable increase in volumes sold, partly offset by an 18 cent-per-gallon reduction in average wholesale fuel selling prices.
Wholesale gross margin was 7.2 cents per gallon, versus 7.0 cents in the second quarter of last year. Wholesale fuel gross profit increased by 22.6 percent from a year ago to $11.1 million.
Year-to-Date Financial and Operating Highlights
For the six months ended July 1, 2012, Susser's same-store merchandise sales grew 7.4 percent. First half revenues totaled $2.9 billion, up 14.7 percent versus the first half of 2011, driven by increases in retail and wholesale fuel revenues and in merchandise sales. Merchandise sales totaled $479.2 million year-to-date, up 11.6 percent versus the prior-year period. Merchandise margin was 33.8 percent, versus 34.0 percent a year ago.
Retail fuel margin was 23.0 cents per gallon year-to-date, compared with 23.3 cents the year before. After deducting credit card expense, net fuel margin was 17.5 cents per gallon, compared with 17.8 cents per gallon in the first half of 2011. Wholesale fuel margin was 6.1 cents per gallon, compared with 6.1 cents per gallon in the prior-year period.
Adjusted EBITDA(1) for the first half totaled $95.8 million, up 14.0 percent from the prior year. Gross profit was $302.7 million, an increase of 10.2 percent over the first six months of 2011, reflecting improved volumes in both fuel and merchandise. First half net income was $29.3 million, or $1.38 per diluted share, versus reported net income of $23.6 million, or $1.36 per diluted share, a year ago.
2012 Guidance Update
The Company is increasing certain of its previously issued 2012 full-year guidance metrics as follows:

Susser Holdings Corporation - Page 5

	New FY 2012 Guidance	Previous FY 2012 Guidance	FY 2011 Actual	First Half of 2012 Actual
Merchandise Same-Store Sales Growth	5.5%-7.5%	3.0%-6.0%	6%	7.4%
Merchandise Margin, Net of Shortages	33.50%-34.25%	33.25%-34.25%	33.7%	33.8%
Retail Average Per-Store Gallons Growth	4.5%-6.5%	1.0%-4.0%	4.9%	6.9%
Retail Fuel Margin (cents/gallon) (a)	18.0-21.0	16.0-19.0	23.2	23.0
Wholesale Fuel Margin (cents/gallon)	Unchanged	4.0-6.0	5.9	6.1
Rent Expense (million)	Unchanged	$45-$47	$45.7	$23.1
Depreciation, Amortization & Accretion Expense (million)	Unchanged	$50-$55	$47.3	$25.1
Interest Expense (million)	Unchanged	$40-$43	$40.7	$20.4
New Retail Stores (b)	26-29	25-30	19	7
New Wholesale Dealer Sites (b)	28-35	25-35	142	14
Gross Capital Spending (million) (c)	$150-$170	$130-$150	$139	$67.1
Net Capital Spending (million) (c)	$149-$169	$130-$150	$122	$65.8

(a)
We report retail fuel margin before deducting credit card costs, which were approximately 5.5 cents per gallon for both fiscal year 2011 and for the first half of 2012. The Company has provided quarterly fuel margin history on its website.

(b)	Numbers do not reflect existing retail or wholesale store closures, which are typically lower volume locations than new sites.

(c)
Gross capital spending includes acquisitions and purchase of intangible assets. Net capital spending is gross capital spending less proceeds from sale leaseback transactions and asset dispositions. The Company does not provide guidance on potential acquisitions. Net capital spending is not reduced for debt financing.

_______________________

(1)
Adjusted EBITDA is a non-GAAP financial measure of performance and liquidity that has limitations and should not be considered as a substitute for net income or cash provided by (used in) operating activities. Please refer to the discussion and tables under “Reconciliations of Non-GAAP Measures” later in this news release for a discussion of our use of Adjusted EBITDA and Adjusted EBITDAR, and a reconciliation to net income (loss) attributable to Susser Holdings Corporation and cash provided by (used in) operating activities for the periods presented.

Second Quarter Earnings Conference Call
Susser's management team will hold a conference call today at 11:00 a.m. ET (10:00 a.m. CT) to discuss second quarter results. To participate in the call, dial 480-629-9692 10 minutes early and ask for the Susser Holdings conference call. The call will also be accessible via webcast on Susser's web site at www.susser.com. To listen live, please visit the Investor Relations page. A telephone replay will be available through August 15 by calling 303-590-3030 and using the pass code 4552146#. A webcast archive will be available for approximately 60 days on Susser's web site.
Corpus Christi, Texas-based Susser Holdings Corporation is a third-generation family led business with approximately 1,100 Company-operated or contracted locations. The Company operates approximately 545 convenience stores in Texas, New Mexico and Oklahoma under the Stripes® banner. Restaurant service is available in more than 335 of its stores, primarily under the proprietary Laredo Taco Company® brand. The

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Company also supplies branded motor fuel to approximately 565 independent dealers through Susser Petroleum Company, its wholesale fuel division.
Forward-Looking Statements
This news release contains "forward-looking statements" which may describe Susser's objectives, expected results of operations, targets, plans, strategies, costs, anticipated capital expenditures, potential acquisitions, new store openings and/or new dealer locations. These statements are based on current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially, including but not limited to: competitive pressures from convenience stores, gasoline stations, other non-traditional retailers located in our markets and other wholesale fuel distributors; volatility in crude oil and wholesale petroleum costs; increasing consumer preferences for alternative motor fuels, or improvements in fuel efficiency; intense competition and fragmentation in the wholesale motor fuel distribution industry; the operation of our retail stores in close proximity to stores of our dealers; seasonal trends in the industries in which we operate; severe or unfavorable weather conditions; cross-border risks associated with the concentration of our stores in markets bordering Mexico; inability to build or acquire and successfully integrate new stores; our ability to comply with federal and state regulations including those related to environmental matters and the sale of alcohol and cigarettes and employment laws and health benefits; dangers inherent in storing and transporting motor fuel; pending or future consumer or other litigation; wholesale cost increases of tobacco products or future legislation or campaigns to discourage smoking; litigation or adverse publicity concerning food quality, food safety or other health concerns related to our restaurant facilities; dependence on two principal suppliers for merchandise and two principal suppliers for motor fuel; dependence on suppliers for credit terms; dependence on senior management and the ability to attract qualified employees; acts of war and terrorism; risks relating to our substantial indebtedness and dependence on our subsidiaries for cash flow generation; dependence on our information technology systems; changes in accounting standards, policies or estimates; impairment of goodwill or indefinite lived assets; ability to complete the initial public offering of Susser Petroleum Partners LP; and other unforeseen factors.

For a full discussion of these and other risks and uncertainties, refer to the "Risk Factors" section of the Company's annual report on Form 10-K for the year ended January 1, 2012 and subsequent quarterly filings. These forward-looking statements are based on and include our estimates as of the date hereof. Subsequent events and market developments could cause our estimates to change. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if new information becomes available, except as may be required by applicable law.

Financial statements follow

Susser Holdings Corporation
Consolidated Statements of Operations
Unaudited

	Three Months Ended		Six Months Ended
	July 3, 2011	July 1, 2012	July 3, 2011	July 1, 2012
	(dollars in thousands, except share and per share amounts)
Revenues:
Merchandise sales	$226,441	$253,125	$429,458	$479,195
Motor fuel sales	1,137,062	1,240,858	2,091,543	2,416,064
Other income	12,885	12,524	24,520	25,635
Total revenues	1,376,388	1,506,507	2,545,521	2,920,894
Cost of sales:
Merchandise	149,347	166,765	283,353	317,108
Motor fuel	1,067,320	1,159,948	1,986,281	2,300,351
Other	791	—	1,238	689
Total cost of sales	1,217,458	1,326,713	2,270,872	2,618,148
Gross profit	158,930	179,794	274,649	302,746
Operating expenses:
Personnel	40,503	44,817	78,912	86,729
General and administrative	11,736	12,972	21,402	23,906
Other operating	35,493	39,524	69,591	76,080
Rent	11,373	11,317	22,689	23,089
Loss on disposal of assets and impairment charge	680	327	1,309	34
Depreciation, amortization and accretion	11,485	12,552	22,387	25,115
Total operating expenses	111,270	121,509	216,290	234,953
Income from operations	47,660	58,285	58,359	67,793
Other income (expense):
Interest expense, net	(10,122)	(10,100)	(20,059)	(20,427)
Other miscellaneous	(80)	(163)	(114)	(205)
Total other expense, net	(10,202)	(10,263)	(20,173)	(20,632)
Income before income taxes	37,458	48,022	38,186	47,161
Income tax expense	(13,792)	(18,205)	(14,542)	(17,870)
Net income	23,666	29,817	23,644	29,291
Less: Net income attributable to noncontrolling interests	1	—	2	2
Net income attributable to Susser Holdings Corporation	$23,665	$29,817	$23,642	$29,289
Net income per share attributable to Susser Holdings Corporation:
Basic	$1.38	$1.44	$1.38	$1.42
Diluted	$1.36	$1.40	$1.36	$1.38
Weighted average shares outstanding:
Basic	17,099,010	20,673,372	17,088,555	20,641,293
Diluted	17,450,778	21,231,193	17,422,771	21,180,051

Susser Holdings Corporation
Consolidated Balance Sheets

	January 1, 2012	July 1, 2012
		unaudited
	(in thousands except shares)
Assets
Current assets:
Cash and cash equivalents	$120,564	$128,891
Accounts receivable, net of allowance for doubtful accounts of $647 at January 1, 2012, and $519 at July 1, 2012	75,275	94,257
Inventories, net	98,723	105,621
Other current assets	19,620	10,653
Total current assets	314,182	339,422
Property and equipment, net	474,243	516,519
Other assets:
Goodwill	244,398	244,398
Intangible assets, net	48,268	45,555
Other noncurrent assets	14,879	15,644
Total assets	$1,095,970	$1,161,538
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$143,088	$169,872
Accrued expenses and other current liabilities	49,564	49,391
Current maturities of long-term debt	1,492	1,530
Total current liabilities	194,144	220,793
Revolving line of credit	—	—
Long-term debt	449,837	449,428
Deferred gain, long-term portion	30,888	29,772
Deferred tax liability, long-term portion	68,216	76,505
Other noncurrent liabilities	17,950	17,379
Total liabilities	761,035	793,877
Commitments and contingencies:
Shareholders’ equity:
Susser Holdings Corporation shareholders’ equity:
Common stock, $.01 par value; 125,000,000 shares authorized; 21,374,451 issued and 20,814,800 outstanding as of January 1, 2012; 21,405,553 issued and 20,956,237 outstanding as of July 1, 2012	210	210
Additional paid-in capital	269,368	271,725
Treasury stock, common shares, at cost; 559,651 as of January 1, 2012; and 449,316 as of July 1, 2012	(9,629)	(8,550)
Retained earnings	74,199	103,487
Total Susser Holdings Corporation shareholders’ equity	334,148	366,872
Noncontrolling interest	787	789
Total shareholders’ equity	334,935	367,661
Total liabilities and shareholders’ equity	$1,095,970	$1,161,538

Key Operating Metrics
The following table sets forth, for the periods indicated, information concerning key measures we rely on to gauge our operating performance:

	Three Months Ended		Six Months Ended
	July 3, 2011	July 1, 2012	July 3, 2011	July 1, 2012
	(dollars and gallons in thousands, except motor fuel pricing and gross profit per gallon)
Revenue:
Merchandise sales	$226,441	$253,125	$429,458	$479,195
Motor fuel—retail	724,993	774,115	1,343,113	1,510,520
Motor fuel—wholesale	412,069	466,743	748,430	905,544
Other	12,885	12,524	24,520	25,635
Total revenue	$1,376,388	$1,506,507	$2,545,521	$2,920,894
Gross profit:
Merchandise	$77,094	$86,360	$146,105	$162,087
Motor fuel—retail	60,719	69,850	90,032	97,574
Motor fuel—wholesale	9,023	11,060	15,230	18,139
Other	12,094	12,524	23,282	24,946
Total gross profit	$158,930	$179,794	$274,649	$302,746
Adjusted EBITDA (2):
Retail	$55,005	$66,388	$75,378	$85,650
Wholesale	7,401	8,300	12,031	13,522
Other	(1,498)	(1,821)	(3,384)	(3,357)
Total Adjusted EBITDA	$60,908	$72,867	$84,025	$95,815
Retail merchandise margin	34.0%	34.1%	34.0%	33.8%
Merchandise same-store sales growth (1)	5.8%	8.0%	5.7%	7.4%
Average per retail store per week:
Merchandise sales	$33.0	$36.0	$31.4	$34.1
Motor fuel gallons	28.6	30.8	28.4	30.3
Motor fuel gallons sold:
Retail	194,538	215,261	385,840	423,398
Wholesale	128,070	153,565	249,077	295,146
Average retail price of motor fuel per gallon	$3.73	$3.60	$3.48	$3.57
Motor fuel gross profit cents per gallon:
Retail	31.2 ¢	32.4 ¢	23.3 ¢	23.0 ¢
Wholesale	7.0 ¢	7.2 ¢	6.1 ¢	6.1 ¢
Retail credit card cents per gallon	5.9 ¢	5.6 ¢	5.5 ¢	5.5 ¢

(1)	We include a store in the same store sales base in its thirteenth full month of our operation.

(2)
We define EBITDA as net income (loss) attributable to Susser Holdings Corporation before net interest expense, income taxes and depreciation, amortization and accretion. Adjusted EBITDA further adjusts EBITDA by excluding non-cash stock-based compensation expense and certain other operating expenses that are reflected in our net income (loss) that we do not believe are indicative of our ongoing core operations, such as significant non-recurring transaction expenses and the gain or loss on disposal of assets and impairment charges. Adjusted EBITDAR adds back rent to Adjusted EBITDA. In addition, those expenses that we have excluded from our presentation of Adjusted EBITDA and Adjusted EBITDAR are also excluded in measuring our covenants under our revolving credit facility and the indenture governing our debt agreements and indentures. EBITDA, Adjusted EBITDA and Adjusted EBITDAR are not presented in accordance with GAAP.

We believe EBITDA, Adjusted EBITDA and Adjusted EBITDAR are useful to investors in evaluating our operating performance because:

•
they are used as performance and liquidity measures under our existing revolving credit facility and the indenture governing our notes, including for purposes of determining whether we have satisfied certain financial performance maintenance covenants and our ability to borrow additional indebtedness and pay dividends;

•	securities analysts and other interested parties use such calculations as a measure of financial performance and debt service capabilities;

•
they facilitate management’s ability to measure the operating performance of our business on a consistent basis by excluding the impact of items not directly resulting from our retail convenience stores and wholesale motor fuel distribution operations;

•
they are used by our management for internal planning purposes, including aspects of our consolidated operating budget, capital expenditures, as well as for segment and individual site operating targets; and

•	they are used by our Board and management for determining certain management compensation targets and thresholds.
EBITDA, Adjusted EBITDA and Adjusted EBITDAR are not recognized terms under GAAP and do not purport to be alternatives to net income (loss) as measures of operating performance or to cash flows from operating activities as a measure of liquidity. EBITDA, Adjusted EBITDA and Adjusted EBITDAR have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations include:

•	they do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	they do not reflect changes in, or cash requirements for, working capital;

•	they do not reflect significant interest expense, or the cash requirements necessary to service interest or principal payments on our existing revolving credit facility or existing notes;

•	they do not reflect payments made or future requirements for income taxes;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA, Adjusted EBITDA and Adjusted EBITDAR do not reflect cash requirements for such replacements; and

•	because not all companies use identical calculations, our presentation of EBITDA, Adjusted EBITDA and Adjusted EBITDAR may not be comparable to similarly titled measures of other companies.
The following table presents a reconciliation of net income (loss) attributable to Susser Holdings Corporation to EBITDA, Adjusted EBITDA and Adjusted EBITDAR:

	Three Months Ended		Six Months Ended
	July 3, 2011	July 1, 2012	July 3, 2011	July 1, 2012
	(in thousands)
Net income attributable to Susser Holdings Corporation	$23,665	$29,817	$23,642	$29,289
Depreciation, amortization and accretion	11,485	12,552	22,387	25,115
Interest expense, net	10,122	10,100	20,059	20,427
Income tax expense	13,792	18,205	14,542	17,870
EBITDA	59,064	70,674	80,630	92,701
Non-cash stock-based compensation	1,084	1,703	1,972	2,875
Loss on disposal of assets and impairment charge	680	327	1,309	34
Other miscellaneous expense	80	163	114	205
Adjusted EBITDA	60,908	72,867	84,025	95,815
Rent	11,373	11,317	22,689	23,089
Adjusted EBITDAR	$72,281	$84,184	$106,714	$118,904

The following table presents a reconciliation of net cash provided by operating activities to EBITDA, Adjusted EBITDA and Adjusted EBITDAR:

	Six Months Ended
	July 3, 2011	July1, 2012
	(in thousands)
Net cash provided by operating activities	$62,726	$74,267
Changes in operating assets & liabilities	(2,653)	(7,007)
Amortization of deferred financing fees/debt discount, net	(1,633)	(1,702)
Loss on disposal of assets and impairment charge	(1,309)	(34)
Non-cash stock-based compensation	(1,972)	(2,875)
Noncontrolling interest	(2)	(2)
Deferred income tax	(9,187)	(8,635)
Excess tax benefits from stock-based compensation	59	392
Interest expense, net	20,059	20,427
Income tax expense	14,542	17,870
EBITDA	80,630	92,701
Non-cash stock-based compensation	1,972	2,875
Loss on disposal of assets and impairment charge	1,309	34
Other miscellaneous	114	205
Adjusted EBITDA	84,025	95,815
Rent	22,689	23,089
Adjusted EBITDAR	$106,714	$118,904